Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ImmunoClin Corp.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Stock Compensation Plan of ImmunoClin Corp., of our report dated July 1, 2014, with respect to the financial statements of ImmunoClin Corp., included in its Annual Report (Form 10-K) for the years ended January 31, 2014 and 2013, filed with the Securities and Exchange Commission.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

December 2, 2014